Exhibit 10.1

THE HOWARD HUGHES CORPORATION

RESTRICTED STOCK AGREEMENT

WHEREAS, [Insert Name] (the “Grantee”) is an employee of The Howard Hughes Corporation (and its successors, the “Company”);

WHEREAS, the grant of Restricted Stock was authorized by the Compensation Committee of the Board (the “Compensation Committee”) on [Insert Date];

WHEREAS, the date of grant is [Insert Date] (“Date of Grant”); and

WHEREAS, pursuant to The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions of this agreement (this “Agreement”), the Company has granted to Grantee as of the Date of Grant the right to receive [Insert Amount] shares of common stock of the Company (the “Restricted Shares”).

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.             Rights of Grantee.  The Restricted Shares subject to this grant shall be fully paid and nonassessable and shall be either: (i) represented by certificates held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by Grantee in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares; or (ii) held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares, and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.  Grantee shall have the right to vote the Restricted Shares.  Upon vesting of the Restricted Shares hereunder, the Grantee: (x) shall receive cash dividends or cash distributions, if any, paid or made by the Company with respect to common shares after the Date of Grant and prior to the vesting of the Restricted Stock; and (y) shall receive any additional Restricted Shares that Grantee may become entitled to receive by virtue of a Restricted Share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company.

2.             Restrictions on Transfer of Restricted Shares.  The Restricted Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by Grantee, except to the Company, until the Restricted Shares have become nonforfeitable in accordance with Sections 3 and 4 hereof.  Any purported transfer in violation of the provisions of this Section 2 of this Agreement shall be null and void, and the purported transferee shall obtain no rights with respect to such Shares.

3.             Vesting of Restricted Shares.  Subject to the terms and conditions of Section 4 of this Agreement, the Restricted Shares covered by this Agreement shall become nonforfeitable as follows: (a) 50% of the Restricted Shares covered by this Agreement shall vest on December 31, 2017; and (b) 50% of the Restricted Shares covered by this Agreement shall vest in accordance with the vesting scheduled based on the total shareholder return as set forth on Exhibit A (the “Company-based Vesting Component”).  Notwithstanding anything to the contrary set forth in this Agreement, in the event that Grantee’s employment relationship with the Company or a Subsidiary is terminated by the Company or a Subsidiary for any reason, except for cause, and Grantee has been employed by the Company or a Subsidiary continuously for a period of at least forty-eight (48) months from December 31, 2012 then: (a) 50% of the Restricted Shares covered by this Agreement shall vest on December 31, 2017; and (b) a percentage of the Company-based Vesting Component shall vest on December 31, 2017 based on the total shareholder return from the Date of Grant to the date of termination in accordance with the schedule set forth on Exhibit A.

4.             Forfeiture of Awards.  Except to the extent Grantee’s rights to receive the Restricted Shares covered by this Agreement have become nonforfeitable pursuant to Section 3 of this Agreement, Grantee’s rights to receive the Restricted Shares covered by this Agreement shall be forfeited automatically and without further notice on the date that Grantee ceases to be in the employee of the Company or a Subsidiary prior to December 31, 2017.

5.             Retention of Shares.  During the period in which the restrictions on transfer and risk of forfeiture provided in Sections 3 and 4 of this Agreement are in effect, the Restricted Shares covered by this grant shall be either: (a) represented by certificates retained by the Company, together with the accompanying stock power signed by Grantee and endorsed in blank; or (b) held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares, and endorsed with an appropriate legend referring to the restrictions set forth herein.

6.             Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Restricted Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

7.             Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

8.             Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent; further, provided, that Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

9.             Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10.          Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the plan, have the right to determine any questions which arise in connection with the grant of Restricted Shares.

11.          Successors and Assigns.  Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

12.          Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

Executed in the name and on behalf of the Company, as of the        day of                       , 2013.

THE HOWARD HUGHES CORPORATION

By:
Name:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Restricted Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

EXHIBIT A

COMPANY-BASED VESTING SCHEDULE

Total Shareholder Return	Vesting %

0.00% to 60.99%	0%

61.00% to 75.99%	25%

76.00% to 91.99%	50%

92.00% to 118.99%	75%

119.00% +	100%

The Company-based Vesting Component of each Award shall vest on December 31, 2017 according to the schedule above; provided, that the Company achieves the corresponding total shareholder return (“TSR”) target.  TSR is calculated using the following formula: TSR = (Priceend — Pricebegin + Dividends) / Pricebegin.  $73.02, the closing price per share of the Company as of December 31, 2012, shall be used as the Pricebegin for the purpose of calculating TSR.  A TSR target is deemed satisfied if the highest 30 trading day volume weighted average share price (which shall be based on the daily closing price of the Company’s common stock as reported in the consolidated transaction reporting system) represents a TSR that meets or exceeds such target during the period from January 1, 2017 through December 31, 2017.(1)

By way of example, if the highest 30 trading day volume weighted average share price of Company stock equals $140.59 (inclusive of dividends, if any) during the period between January 1, 2017 and December 31, 2017 (which represents a TSR of 92.54% using the following formula: ($140.59-$73.02)/$73.02), then 75% of the Company-based Vesting Component of an Award shall vest on December 31, 2017; provided, that all other vesting requirements are met.

The Compensation Committee may make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events, including without limitation, stock splits, stock dividends, spinoffs or other similar events, or as a result of changes in applicable laws, regulations or accounting principles, to prevent dilution or enlargement of the benefits or increase in intended benefits or potential intended benefits  provided by an Award; provided, that such adjustments shall be consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with regard to Awards subject to Section 162(m) of the Code.

(1)  If a Grantee is terminated by the Company for any reason, except for cause after 48 months of employment from December 31, 2012, as provided in Section 3 of the Agreement, prior to the passing of 30 trading days in 2017, the Company shall use the volume weighted average share price for the first 30 trading days of 2017 when calculating TSR.

The term “Award” shall have the meaning set forth in The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan.  All other capitalized terms used herein without definition shall have the meanings assigned to them in the Restricted Stock Agreement to which this Exhibit A is attached.